UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2012

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	00-52811	77-0683487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150,

Los Angeles, California 90024

(424) 248-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c): On June 20, 2012, Puma Biotechnology, Inc. (the “Company”) appointed Richard P. Bryce to serve on an at-will basis as the Company’s Senior Vice President, Clinical Research and Development.

Dr. Bryce, 54, served as Senior Medical Director for Onyx Pharmaceuticals, a biopharmaceutical company, from September 2008 to June 2012, where he oversaw the Phase III clinical trial program of carfilzomib for the treatment of multiple myeloma and the Phase II clinical trial program of sorafenib for the treatment of breast and colorectal cancers. From August 2007 to August 2008, Dr. Bryce served as Senior Medical Director for ICON Clinical Research, a contract research organization, where he was responsible for developing and evaluating oncology protocols, medical monitoring, and overseeing drug safety management activities in connection with the clinical trials of oncology drugs. From May 2005 until July 2007, he served as Executive Vice President of Medical Affairs at Ergomed Clinical Research, a contract research organization, where he worked to establish the company’s U.S. operations, had overall responsibility for the global Phase I unit activities, drug safety, medical writing and regulatory affairs, and oversaw the company’s provision of consulting services to various oncology-focused biotechnology companies. From April 2003 to May 2005, Dr. Bryce served as International Medical Leader at Roche, where he oversaw the global Phase IV clinical trial program of Xeloda® (capecitabine) for the treatment of breast cancer. Earlier in his career, Dr. Bryce held senior clinical research and development positions at ILEX Pharmaceuticals, Scotia Pharmaceuticals and Servier Laboratories, and was a Surgeon Lieutenant Commander in the Royal Navy. Dr. Bryce holds a BSc in Medical Sciences and his primary medical degree (MBChB) from the University of Edinburgh, Scotland. He also holds post-graduate diplomas in Obstetrics and Gynaecology from the Royal College of Obstetricians and Gynaecologists of London and in Child Health and Pharmaceutical Medicine from the Royal College of Physicians of the United Kingdom. He is a member of the Royal College of General Practitioners and the Royal College of Physicians (Faculty of Pharmaceutical Medicine) of the United Kingdom. He is also a member of the American Society of Clinical Oncology, the American Society of Hematology and the European Society of Medical Oncology.

The Company has entered into a letter agreement with Dr. Bryce, effective as of June 20, 2012, outlining the terms of his employment with the Company. The letter agreement provides that Dr. Bryce will receive an annual base salary of $315,000 and will be eligible for an annual discretionary bonus with a target of 35% of his annual base salary. Dr. Bryce will also receive a signing bonus equal to $50,000 within 15 days after the effective date of the letter agreement, and he will be reimbursed for reasonable expenses, in a total amount not to exceed $15,000, that he incurs prior to December 31, 2012 in connection with his relocation to the Los Angeles, CA greater metropolitan area. Dr. Bryce will be required to repay 100% of the signing bonus and any reimbursed relocation expenses in the event that his employment with the Company terminates for any reason prior to the first anniversary of the letter agreement’s effective date and to repay 50% of the signing bonus and any reimbursed relocation expenses in the event that his employment with the Company terminates for an reason after the first anniversary of the letter agreement’s effective date but prior to the second anniversary of the letter agreement’s effective date.

The letter agreement further provides for Dr. Bryce to receive an option to purchase 105,000 shares of the Company’s common stock pursuant to the Company’s 2011 Incentive Award Plan. The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant. Subject to the continued employment of Dr. Bryce with the Company, 1/3 of the shares of common stock underlying the option will vest on the one-year anniversary of the letter agreement’s effective date, with 1/36 of the shares of common stock underlying the option vesting monthly over the next two years, such that the option will be fully vested three years following the letter agreement’s effective date. Additionally, Dr. Bryce will participate in the Company’s benefit plans.

The letter agreement contains a customary non-solicitation provision and, in connection with his entry into the letter agreement, Dr. Bryce entered into the Company’s standard proprietary information and inventions agreement.

The foregoing summary of the Company’s letter agreement with Dr. Bryce is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement by and between the Company and Richard P. Bryce

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: June 26, 2012	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement by and between the Company and Richard P. Bryce